Exhibit 10.9

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

                THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (“Amendment”) is entered into as of the 24th day of February, 2006, between TransDigm Holding Company, a Delaware corporation (the “Company”), and Greg Rufus (the “Executive”).

                WHEREAS, the Company and the Executive entered into a certain Employment Agreement dated November 18, 2005, effective October 1, 2005 (the “Employment Agreement”).  Capitalized terms used herein without definition have the meanings given thereto in the Employment Agreement.

                WHEREAS, the Company and the Executive seek to amend the Employment Agreement in order to make clear certain provisions of the noncompetition clause and the indemnification to which the Executive is entitled under the terms of his employment.

                NOW, THEREFORE, the parties agree as follows:

                1.             Section 7 of the Employment Agreement is hereby amended such that references to the “Company” contained therein are deemed to refer to “TransDigm Group Incorporated and each of its direct and indirect subsidiaries.”

                2.             The Employment Agreement is hereby amended to delete Section 20 in its entirety and substitute in lieu thereof the following:

                “The Company shall indemnify the Executive to the fullest extent permitted by the laws of the State of Delaware, as in effect at the time of the subject act or omission, and shall advance to the Executive reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Executive to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Executive was not entitled to the reimbursement of such fees and expense) and he shall be entitled to the protection of any insurance policies the Company shall elect to maintain generally for the benefit of its directors and officers (“Directors and Officers Insurance”) against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being  or having been a director, officer or employee of the Company or any of its subsidiaries or his serving or having served any other enterprise as a director, officer or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement).  The Company covenants to maintain during the Term and for a reasonable period of time thereafter (which period shall not be less than five (5) years) for the benefit of the Executive (in his capacity as a current or former officer and director of the Company, as applicable) Directors and Officers Insurance providing customary benefits to the Executive with respect to all periods during the Term.”

                3.             Except as amended hereby, the Employment Agreement shall remain in full force and effect.

                IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year first above written.

TRANSDIGM HOLDING COMPANY

By:	/s/ W. Nicholas Howley
Name: W. Nicholas Howley
Title: Chairman and Chief Executive Officer

/s/ Greg Rufus
GREG RUFUS